Helium and DRONEDEK Commercial MOU

This Memorandum of Understanding ("MOU") covers the commercial agreement between Helium Systems Inc. ("Helium") and DRONEDEK Corporation ("DRONEDEK"). Both parties are excited and motivated to work together to deploy Helium network coverage and solutions in the USA. This agreement outlines the first phase of how the parties will engage.

About DRONEDEK

- DRONEDEK is a company focused on building the future of eCommerce delivery. Dronedek is building a smart receptacle making secure and automated delivery possible.
- DRONEDEK receptacles are sensor-equipped, fully autonomous, and can ensure that drone delivery will be a smooth and effortless process.
- DRONEDEK offers comprehensive solutions with the smart mailbox and software to address all of the key areas of risk associated with drone delivery.
- DRONEDEK is based out of Indianapolis, IN.

Coverage Deployment

- DRONEDEK will be deploying Helium network coverage with various drone receptacles that do not have existing coverage.
    - Initial coverage deployment will be made in and around Indianapolis, IN.
- Upon execution of this contract, Helium will sell DRONEDEK two Helium gateways at the price of $399 each to be deployed with receptacles equipped with Helium sensors in Indianapolis, IN.

Initial DRONEDEK Deployments on Helium

- DRONEDEK will begin development to integrate LoRaWAN into their existing internal sensors within 120 days of signing this MOU.
- DRONEDEK's first deployment will begin within 120 days of signing this MOU.
- DRONEDEK's first deployment will be launched near their headquarters in Indianapolis, IN with 20 pilot receptacles.
- DRONEDEK will use their proprietary software that will be integrated for data management.
- The first deployment will include:
    - 20 GPS sensors using Quectel SC20 hardware to monitor receptacle location.
    - 20 Temperature and humidity sensors using the THD2XS-30CM Series Temperature & Humidity module to monitor the environment in and around receptacles.
- This first deployment will last at least 30 days as DRONEDEK and their customer learns more on how they can leverage The Helium Network for monitoring receptacle environment and statuses.
- Success of initial deployment will be determined based on the following criteria:
    - DRONEDEK is able to supplement coverage with miners in or around receptacles in locations that do not have existing coverage. DRONEDEK understands that Helium is able to provide 2 miners only as part of this agreement and purchases of further miners must take place through a third party supplier, subject to global supply chain issues that affect the wider Internet of Things industry.

- If a gateway is brought within range, sensor nodes must automatically establish connection without intervention within 24 hours of the new node's appearance. DRONEDEK acknowledges that sensor performance is out of Helium's control and dependent on manufacturer and sensor model.
    - (Data Gathering Application) Assuming a transmission rate of once every 10 minutes from the Enclosure, at least 2 out of every 6 sensor value messages (sent on the correct band, from a properly configured sensor) must reach our servers with no corruption.
    - (Command Sending Application) 90% of command messages sent to the enclosure must arrive without loss or corruption.
    - DRONEDEK is able to scale to a density of over 1,200 nodes per square mile (roughly 1 house per ½ acre). This may not be tested in the first pilot but is necessary for mass scale. For avoidance of doubt, this success criterion is not an assessment of external supply chain issues but an assessment of Helium's ability as a platform to scale and cover areas with connectivity.

Post First Deployment/Next DRONEDEK Deployments

- If DRONEDEK deems the initial deployment to be successful, further deployments of LoRaWAN devices through DRONEDEK will be made on the Helium network.
- An expanded deployment, if justified, will include:
    - Further research and development to incorporate additional sensors if necessary. These additional sensors may include full micro weather stations, snow level sensors, fuel monitoring, and more.
    - 20 additional receptacles equipt with Helium sensors to monitor temperature, humidity, and GPS location by Q4 2022.
    - 200 additional receptacles equipt with Helium sensors to monitor temperature, humidity, and GPS location by Q1 2023.
    - 1,000+ additional receptacles equipt with Helium sensors to monitor temperature, humidity, and GPS location. The targeted timeline for this deployment to be completed is before the end of 2023, but this phase is subject to change.
- Once the first deployment of solutions are online, Helium will provide email and phone-based support (best-effort SLA) throughout the deployment for DRONEDEK's Helium-related engineering efforts.
- Helium and DRONEDEK will hold monthly calls, if necessary, to discuss ongoing deployments, feature needs, bug fixes, etc.
- Helium may from time to time make introductions to DRONEDEK from existing clients and relationships within it's growing network/community. For any introduction made by Helium, DRONEDEK agrees to make best efforts to deploy a solution for that client using the Helium network and not to suggest deployment with a competing network or technology.

Joint PR/Marketing and Business Development

- Helium will have the right to use DRONEDEK's name, logo, and use case details in the press, blogs, and other PR with their approval.
- DRONEDEK will have the right to use the Helium's name, logo, and use case details in the press, blogs, and other PR with their approval.
- DRONEDEK will list Helium as a partner on their website.

- Helium retains the right to publish DRONEDEK as a case study use case on helium.com, and make materials available to DRONEDEK to be used in their PR, sales, and marketing efforts if desired.
- Helium will seek to make DRONEDEK a part of their PR/marketing story and include DRONEDEK in local, regional, and national press pitches when appropriate.
- When launched, Helium will feature DRONEDEK's solution in the Helium Solution Marketplace, if desired.

Pricing

- DRONEDEK will be responsible for paying all Data Credit fees ($.00001 per 24-byte payload). These will be purchased through the Helium Console.
- DRONEDEK will have no other commercial obligations under this agreement. At any time in the future, they can purchase additional professional services and/or monthly support packages.

Signed:

Date: Oct 20, 2021

Frank Mong
COO
Helium Systems Inc.

Signed:

Lora O'Toole

Date: 10/20/2021

Name: Lora O'Toole
Title: EVP
DRONEDEK Corporation